Exhibit 99.2
Erie Indemnity Company
Statements of Operations
(dollars in thousands, except per share data)

	Three months ended March 31,
	2023	2022
	(Unaudited)
Operating revenue
Management fee revenue - policy issuance and renewal services	$558,090	$487,992
Management fee revenue - administrative services	15,189	14,313
Administrative services reimbursement revenue	172,827	163,327
Service agreement revenue	6,359	6,478
Total operating revenue	752,465	672,110

Operating expenses
Cost of operations - policy issuance and renewal services	469,095	424,471
Cost of operations - administrative services	172,827	163,327
Total operating expenses	641,922	587,798
Operating income	110,543	84,312

Investment income
Net investment income	2,183	10,504
Net realized and unrealized investment losses	(5,282)	(7,279)
Net impairment losses recognized in earnings	(1,633)	(216)
Total investment (loss) income	(4,732)	3,009

Interest expense	—	999
Other income	3,337	473
Income before income taxes	109,148	86,795
Income tax expense	22,907	18,176
Net income	$86,241	$68,619

Net income per share
Class A common stock – basic	$1.85	$1.47
Class A common stock – diluted	$1.65	$1.31
Class B common stock – basic and diluted	$278	$221

Weighted average shares outstanding – Basic
Class A common stock	46,188,819	46,188,761
Class B common stock	2,542	2,542

Weighted average shares outstanding – Diluted
Class A common stock	52,296,621	52,300,501
Class B common stock	2,542	2,542

Dividends declared per share
Class A common stock	$1.19	$1.11
Class B common stock	$178.50	$166.50

Erie Indemnity Company
Statements of Financial Position
(in thousands)

	March 31, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$122,376	$142,090
Available-for-sale securities	57,470	24,267
Receivables from Erie Insurance Exchange and affiliates, net	533,306	524,937
Prepaid expenses and other current assets	62,738	79,201
Accrued investment income	8,191	8,301
Total current assets	784,081	778,796

Available-for-sale securities, net	858,196	870,394
Equity securities	72,963	72,560
Fixed assets, net	417,339	413,874
Agent loans, net	59,315	60,537
Other assets	32,075	43,295
Total assets	$2,223,969	$2,239,456

Liabilities and shareholders' equity
Current liabilities:
Commissions payable	$322,910	$300,028
Agent bonuses	20,565	95,166
Accounts payable and accrued liabilities	168,142	165,915
Dividends payable	55,419	55,419
Contract liability	37,187	36,547
Deferred executive compensation	7,345	12,036
Total current liabilities	611,568	665,111

Defined benefit pension plans	53,522	51,224
Contract liability	18,142	17,895
Deferred executive compensation	12,634	13,724
Deferred income taxes, net	16,081	14,075
Other long-term liabilities	25,055	29,019
Total liabilities	737,002	791,048

Shareholders’ equity	1,486,967	1,448,408
Total liabilities and shareholders’ equity	$2,223,969	$2,239,456
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